Exhibit 99.1

COVENANT TRANSPORT ANNOUNCES SECOND QUARTER FINANCIAL AND OPERATING RESULTS

CHATTANOOGA, TENNESSEE - July 20, 2005 - Covenant Transport, Inc. (Nasdaq/NMS:CVTI) announced today financial and operating results for the quarter ended June 30, 2005. The results were consistent with the Company’s previous announcement on June 23, 2005.

Revenue was up approximately 5% to $156.8 million in the 2005 quarter from $149.8 million in the 2004 quarter. Freight revenue, before fuel surcharges, was $138.7 million in the 2005 quarter and $140.0 million in the 2004 quarter. The Company had net income of $652,000 or $.05 per diluted share, in the 2005 quarter compared with net income of $4.4 million, or $.30 per diluted share, for the second quarter of 2004.

Chairman, President, and Chief Executive Officer David R. Parker stated: "Our results for the quarter were consistent with the guidance we gave last month. Softer than expected freight demand impacted both average miles per tractor and our ability to obtain the level of rate increases we originally expected. Other than a brief period of increased demand in late April and early May, our customer demand did not improve to the seasonal level we expected or needed. As we stated in the first quarter, we believe the decrease in demand has been primarily an issue we need to address with our customers based on their reactions to some of our initiatives last year and secondarily as a reflection of the overall shipping economy."

"Our operating model continues to evolve toward shorter lengths of haul. Our average length of haul was 895 miles in the second quarter of 2005 compared with 941 in the second quarter of 2004. This shift contributes to higher average freight revenue per loaded mile, a decrease in average miles per tractor, and an increase in our percentage of non-revenue miles. The combination of lower than expected freight demand and the continued shift towards shorter lengths of haul contributed to our average freight revenue per tractor per week declining by 1% to $2,961 in the second quarter of 2005 from $2,996 in the second quarter of 2004."

"Our costs were up 10% versus the second quarter of 2004 and were up slightly versus the first quarter of 2005. The main factors driving the cost increases were substantial increases in driver pay and fuel prices. Driver pay was up almost $.06 per mile, or 16%, versus the second quarter of 2004 and about $.025 per mile versus the first quarter of 2005. We believe these driver pay increases are necessary from the industry as a whole to enhance the prospect of attracting additional drivers into the industry. Additionally, diesel fuel costs were up approximately $.54 per gallon, or 32%, versus the same quarter a year ago. Our fuel costs, net of surcharge revenue, were up $.02 per mile on miles driven by company-owned trucks versus the second quarter of 2004. This equates to a $.09 per share negative impact versus the same quarter of 2004."

"Based on numerous meetings between our senior management and customers during the quarter, we expect to add incremental desirable freight during the second half of the year and to obtain sequential rate increases, although not at the level of last year's increases. We expect the gradual increase in freight volumes and rates to continue over time. Excluding the effects of fuel prices, which are difficult to predict, we anticipate that our costs will remain approximately in line with our costs for the second quarter, as we have already raised our driver pay and borne most new equipment increases."

The Company will be hosting a conference call on Thursday, July 21; at 1:30 p.m. Eastern Time to discuss the quarter as well as provide an update on certain operating and management processes presently being implemented. Individuals may access the call by dialing 800-603-1780 (U.S./Canada) and 706-643-0889 (International), access code 7399429. An audio replay will be available for one week following the call at (800) 642-1687, access code 7399429. For financial statistical information regarding the Company that is expected to be discussed during the conference call, please visit our website at www.covenanttransport.com.

Covenant Transport, Inc. is a publicly traded truckload carrier that offers just-in-time service and other premium transportation services for customers throughout the United States. Covenant operates one of the ten largest fleets in North America, measured by revenue. The Company's Class A common stock is traded on the Nasdaq National Market under the symbol, "CVTI."

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Actual results may differ from those set forth in the forward-looking statements. With respect to our expectations for the remainder of 2005 (including but not limited to our expectations regarding freight volume and average freight revenue per mile) as well as expectations regarding our ongoing business in general, the following factors, among others, could cause actual results to differ materially from those in forward-looking statements: a continuation of lower than expected freight volumes and rates from our customers; excess tractor or trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; strikes, work slow downs, or work stoppages at the Company, customers, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection; the volume and terms of diesel purchase commitments; interest rates, fuel taxes, tolls, and license and registration fees; increases in the prices paid for new revenue equipment and changes in the resale value of our used equipment; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; elevated experience in the frequency and severity of claims relating to accident, cargo, workers' compensation, health, and other claims; increased insurance premiums; fluctuations in claims expenses that result from high self-insured retention amounts and differences between estimates used in establishing and adjusting claims reserves and actual results over time; adverse changes in claims experience and loss development factors; additional changes in management's estimates of liability based upon such experience and development factors; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs or decrease efficiency, including revised hours-of-service requirements for drivers; the ability to successfully execute the Company's initiative of improving the profitability of single-driver freight movements; the ability to control increases in operating costs; and the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations. Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

For further information contact:
Joey B. Hogan, Executive VP and Chief Financial Officer    (423) 825-3336
hogjoe@covenanttransport.com

For copies of Company information contact:
Kim Perry, Administrative Assistant                (423) 825-3357
perkim@covenanttransport.com

Covenant Transport, Inc. Key Financial and Operating Statistics

	Three Months Ended June 30			Six Months Ended June 30
($000s)	2005	2004	% Change	2005	2004	% Change
Freight revenue	$138,736	$140,036	-0.9%	$262,306	$270,626	-3.1%
Fuel surcharge revenue	18,077	9,811		32,433	16,888
Total revenue	$156,813	$149,847	4.6%	$294,739	$287,514	2.5%

Operating expenses
Salaries, wages and related expenses	60,967	56,378		114,913	108,336
Fuel expense	39,905	30,264		73,395	57,816
Operations and maintenance	8,444	7,482		15,672	15,193
Revenue equipment rentals and
purchased transportation	15,049	18,589		30,409	37,153
Operating taxes and licenses	3,604	3,674		6,943	7,153
Insurance and claims	9,603	8,999		18,437	17,264
Communications and utilities	1,601	1,535		3,240	3,316
General supplies and expenses	4,314	3,524		8,464	7,021
Depreciation and amortization	10,284	10,677		19,948	22,480
Total operating expenses	153,771	141,122		291,421	275,732
Operating income	3,042	8,725	-65.1%	3,318	11,782	-71.8%
Other (income) expenses:
Interest expense	1,038	655		1,652	1,263
Interest income	(57)	(69)		(101)	(87)
Other	(94)	(510)		(330)	(482)
Other expenses, net	887	76		1,221	694
Income before income taxes	2,155	8,649	-75.1%	2,097	11,088	-81.1%
Income tax expense	1,503	4,261		2,094	5,981
Net income	$652	$4,388	-85.1%	$3	$5,107	-99.9%

Basic earnings per share	$0.05	$0.30		$0.00	$0.35
Diluted earnings per share	$0.05	$0.30		$0.00	$0.34
Weighted avg. common shares outstanding	14,100	14,643		14,375	14,660
Weighted avg. common shares outstanding	14,182	14,787		14,533	14,823
adjusted for assumed conversions

Operating statistics excludes fuel surcharges.

Net margin as a percentage of freight revenue	0.47%	3.13%		0.00%	1.89%
Average freight revenue per loaded mile	$1.504	$1.375	9.4%	$1.480	$1.347	9.9%
Average freight revenue per total mile	$1.347	$1.248	7.9%	$1.327	$1.225	8.3%
Average freight revenue per tractor per week	$2,961	$2,996	-1.2%	$2,865	$2,871	-0.2%
Average miles per tractor per period	28,589	31,215	-8.4%	55,815	60,950	-8.4%
Weighted avg. tractors for period	3,604	3,578	0.7%	3,541	3,612	-2.0%
Tractors at end of period	3,620	3,540	2.3%	3,620	3,540	2.3%
Trailers at end of period	8,733	8,945	-2.4%	8,733	8,945	-2.4%

	June 2005	Dec 2004
Total assets	$373,343	$360,026
Total equity	184,513	195,699
Total debt, including current maturities	87,298	52,170
Debt to Capitalization Ratio	32.1%	21.0%

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